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                                                                    EXHIBIT 11.1

                 WESTERN MICRO TECHNOLOGY, INC. AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (Unaudited)
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
                                                         For the Three Months
                                                           Ended March 31,
                                                      -------------------------
                                                          1996         1995
                                                          ----         ----
Weighted average shares outstanding for the
period                                                     4,180        3,759

Dilutive effect of stock options at average market
price                                                        146           --

Average shares for computing primary net
income (loss) per share                                    4,326        3,759

Adjustment for dilutive effect of stock options at
ending market price                                           25           --

Average shares for computing fully diluted net
income (loss) per share                                    4,351        3,759
                                                          ------      -------
Net income (loss)                                         $  371      ($ 751)
                                                          ======      =======
Net income (loss) per primary share                       $ 0.09      ($0.20)
                                                          ======      =======
Net income (loss) per fully diluted share                 $ 0.09       ($0.20)
                                                          ======       =======
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